UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Cornell Companies, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

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Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Filed by Cornell Companies, Inc.
Pursuant to Rule 14a-6(b)
of the Securities Exchange Act of 1934 Subject Company: Cornell Companies, Inc. Commission File No.: 1-14472

Cornell Companies, Inc.
1700 West Loop South, Suite 1500
Houston, Texas 77027

IMPORTANT REMINDER TO VOTE YOUR PROXY

January 9, 2007

Dear Stockholder:

You recently received proxy materials for the Special Meeting of Stockholders of Cornell Companies, Inc. to be held at Cornell’s executive offices located at 1700 West Loop South, Suite 1500, Houston, Texas on Tuesday, January 23, 2007 at 10:00 a.m. local time.  If you have not yet voted, please take a moment right now to ensure that your shares are represented at this very important meeting.

At the Special Meeting, you will be asked to approve and adopt the Agreement and Plan of Merger, dated as of October 6, 2006, among The Veritas Capital Fund III, L.P., Cornell Holding Corp., CCI Acquisition Corp. and Cornell Companies, Inc., as amended on November 9, 2006 (the “Merger Agreement”).  You will also be asked to approve the adjournment of the Special Meeting if necessary.

Our Board of Directors has unanimously approved the transaction and recommends that you vote “FOR” the approval and adoption of the Merger Agreement.

Veritas’ offer of $18.25 per share represents a 30.5% premium to Cornell’s “unaffected” share price on May 22, 2006 (i.e., the price one day prior to the publication of an article that reported Cornell was for sale).

This transaction represents the culmination of a sales process that was broad and inclusive, and involved 47 potential strategic and financial buyers.  Each participant received a reasonable opportunity to prepare and submit bids, and we gave due consideration to all offers.  Based upon this evaluation, our Board of Directors reached a unanimous decision to approve the transaction with Veritas.

In evaluating Veritas’ offer, our Board of Directors obtained a fairness opinion from Rothschild, its independent financial advisor.  Rothschild performed an in-depth analysis of the transaction, and determined that the Veritas offer is fair for Cornell shareholders.

*PLEASE VOTE YOUR SHARES TODAY*

In order to ensure that every shareholder has an opportunity to vote his or her shares, no matter how few or how many shares you may own, we are enclosing an additional proxy card that will allow you to exercise your rights as a shareholder.

Our Board of Directors has determined that the merger is in the best interests of Cornell shareholders and recommends that you vote “FOR” the proposal to approve and adopt the Merger Agreement as well as the proposal to adjourn the meeting if necessary.

Please vote by Telephone or by Internet TODAY pursuant to the instructions enclosed.  Remember – every share and every vote counts!  Alternatively, you may sign, date and mail your proxy card in the envelope provided.  If you have any questions, please call MacKenzie Partners, Inc., toll-free at (800) 322-2885 or collect at (212) 929-5500.

Thank you in advance for voting promptly.

Sincerely,

James E. Hyman

Chairman of the Board and

Chief Executive Officer

Important Additional Information Regarding the Merger

In connection with the proposed merger, Cornell has filed a definitive proxy statement and other materials with the Securities and Exchange Commission (the "SEC").  INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS, AS THEY CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES THERETO.  Investors and security holders may obtain a free copy of the proxy statement and other materials filed by Cornell at the SEC's website at http://www.sec.gov.  The proxy statement and other materials may also be obtained free of charge from Cornell by directing such requests to Cornell Companies, Inc., Attn: Investor Relations, 1700 W. Loop South Suite 1500, Houston, Texas 77027, telephone: (713) 623-0790.

Cornell and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger.  Information concerning the interests of Cornell's participants in the solicitation, which may be different from those of Cornell stockholders generally, is set forth in Cornell's proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and in the proxy statement and other materials relating to the merger.